AMENDED AND RESTATED

SCHEDULE A

DATED FEBRUARY 28, 2018

TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

DATED JULY 3, 2017

MAXIMUM ANNUAL OPERATING EXPENSE LIMIT

Name of Fund	Class of Shares	Maximum Annual Operating Expense Limit	Initial Term End Date
Winton Diversified Opportunities Fund	Class I	1.61%	February 28, 2019
Winton Diversified Opportunities Fund	Class A	1.61%	February 28, 2019

WINTON DIVERSIFIED OPPORTUNITIES FUND

/s/ Dianne M. Descoteaux
Name:	Dianne M. Descoteaux
Title:	Vice President and Secretary

WINTON CAPITAL US LLC

/s/ Brigid Rentoul
Name:	Brigid Rentoul
Title:	Director of Winton Group Limited, Sole member of Winton Capital US LLC